 Exhibit 99.2

AGN NETWORKS, INC.
(a development stage company)

STATEMENT OF OPERATIONS
For the six months ended December 31, 2006

Contract revenues earned	$7,695

Cost of revenues earned	—

Gross profit	7,695

Software and system development	516,640

Selling, general and administrative expense	52,820

Loss From Operations	(561,765)

Net Loss	(561,765)

Basic net loss available for common shares	$(561,765)

Basic net loss per share	$(109.08)

Weighted average number of common shares outstanding	5,150

AGN NETWORKS, INC.
(a development stage company)

STATEMENT OF CASH FLOWS
For the six months ended December 31, 2006

CASH FLOWSFROM OPERATING ACTIVITIES:
Net Loss	$(561,765)
Adjustments to reconcile net Income to net cash provided by operations:
Depreciation	2,208
(Increase) decrease in accounts receivable	(1,512)
(Increase) decrease prepaid expense	(5,190)
Increase (decrease) in accounts payable	135,030
Increase (decrease) in accrued expenses	6,408

Net cash used by operations	(424,821)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of equipment	(1,589)
Net cash used in investing activities	(1,589)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from new borrowings	476,648

Net cash provided in financing activities	476,648

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	50,238

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	868-

CASH AND CASH EQUIVALENTS AT END OF YEAR	$51,106